                                                                    Exhibit 99.1

For Information:
Kaiser Aluminum -- Scott Lamb (713) 332-4751
USWA - David Foster (612) 623-8045                            January 30, 2004

       KAISER ALUMINUM AND USWA OUTLINE DETAILS OF AGREEMENT IN PRINCIPLE

         HOUSTON, Texas, January 30, 2004 -- Kaiser Aluminum and the United
Steelworkers of America (USWA) today summarized the details of an agreement in principle on the terms and conditions of certain modifications to their labor agreements covering several of the company's U.S. facilities. Among other things, the agreement modifies the company's obligations with respect to current and future pension and retiree medical benefits and addresses certain other matters.

         The agreement is subject to ratification by union members, approvals by the company's board of directors, approval by the Bankruptcy Court, and certain other approvals. The agreement covers approximately 1,200 hourly employees at plants in Gramercy, Louisiana; Newark, Ohio; Tulsa, Oklahoma; Richmond,
Virginia; and Trentwood and Mead, Washington. Major elements of the agreement include the following:

-       PENSION -- Active hourly employees will be covered under the
        Steelworkers Pension Trust (SPT); company contributions to the SPT will be based on $1 per employee per hour worked. In addition, the company will institute a defined contribution pension plan for active employees;
        company contributions to the defined contribution pension plan will range from $800 to $2400 per employee per year, depending on age and years of service. Existing USWA pension plans will be terminated and turned over to the Pension Benefit Guaranty Corporation (PBGC), if the
        Bankruptcy Court approves the company's separate request for termination of the existing plans. Current retirees will receive their future benefits from the PBGC.
-       RETIREE BENEFITS - Current and future retirees and surviving spouses and their dependents will be provided with options for medical coverage if the Bankruptcy Court approves the termination of existing medical, life, and disability insurance programs. As a result of such termination, current retirees, surviving spouses, and their dependents who are not
        Medicare-eligible may elect COBRA coverage. Future retirees, and current retirees who decline COBRA coverage, may elect to receive benefits under a newly created Voluntary Employee Beneficiary Association (VEBA).
        Kaiser will fund the VEBA with a combination of cash, profit-sharing, and other consideration through December 31, 2012, subject to certain caps and limitations.
-       NLRB Case - The parties have agreed to settle their case pending before the National Labor Relations Board, subject to the approval of the NLRB
        General Counsel and the Bankruptcy Court. Under the terms of the settlement, solely for purposes of determining distributions in connection with the reorganization, an unsecured pre-petition claim in the amount of $175 million will be allowed against the company's estate.
-       BOARD OF DIRECTORS - Upon Kaiser's emergence from Chapter 11, the USWA will nominate four members of a 10-member board of directors.
-       NEUTRALITY - The company agrees to adopt a position of neutrality regarding the unionization of any employees of the reorganized company.

         Kaiser's President and Chief Executive Officer Jack A. Hockema said,
"Kaiser's financial condition has imposed severe limits on what we were able to achieve for our active and retired employees -- and there is no doubt that this compromise will still involve significant sacrifice. However, our discussions with the USWA were positive and cooperative, and I believe all parties were eager to resolve these issues as fairly as possible. Although, as noted, the agreement is still subject to a number of approvals, we believe it represents yet another major step in our restructuring as we look forward to emerging from
Chapter 11 by mid 2004."

         USWA District Director David Foster said, "We believe this tentative agreement enables us to maintain an important level of health and pension benefits for active and retired members. Most importantly, an appropriate share of the future profits of the company will be dedicated toward creating a new health insurance program for our retired members. We are pleased to be part of the solution under difficult circumstances, and we look forward to working closely with Kaiser for the long-term success of the reorganized company."

         Kaiser has been engaged in similar discussions on retiree benefits with other unions and with the Committee of Retired Salaried Employees.

         Kaiser Aluminum & Chemical Corporation is a leading producer of fabricated aluminum products, alumina, and primary aluminum. It is the operating subsidiary of Kaiser Aluminum Corporation (OTCBB: KLUCQ).

         The USWA represents 1.2 million working and retired members throughout the United States and Canada working together to improve jobs; to build a better future for families; and to promote fairness, justice and equality both on the job and in our societies.

                                      F-970
Kaiser Aluminum press releases may contain statements that constitute
"forward-looking statements" within the meaning of the Private Securities
Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to approvals required as outlined above. No assurances can be given that all such approvals will be obtained.